Exhibit 21

PARENT
First Financial Holdings, Inc.
	Percentage	Jurisdiction or State
Subsidiaries (a)	of Ownership	of Incorporation
First Federal Savings and Loan Association of Charleston	100%	United States
First Southeast Insurance Services, Inc.	100%	South Carolina
First Southeast Investor Services, Inc.	100%	South Carolina
Kinghorn Insurance Services, Inc (c)	100%	South Carolina
The Carolopolis Corporation (b)	100%	South Carolina
Johnson Insurance Associates, Inc. (c)	100%	South Carolina
Benefit Administrators. Inc. (c)	100%	South Carolina
Broad Street Holdings, Inc. (b)	100%	Virginia
Broad Street Investments, Inc. (d)	100%	North Carolina
First Southeast Fiduciary and Trust Services, Inc. (b)	100%	South Carolina
First Southeast Reinsurance Co., Inc. (e)	100%	Vermont
First Reinsurance Holdings, Inc. (b)	100%	South Carolina
Peoples Financial Corporation of the Pee Dee (b)	100%	South Carolina
Edisto Corporation of Oristo (b)	100%	South Carolina

(a)	The Operations of the Company's wholly-owned subsidiaries are included in the Company's consolidated financial statements.
(b)	Second-tier subsidiaries of the registrant. Wholly-owned by First Federal.
(c)	Second-tier subsidiaries of the registrant. Wholly-owned by First Southeast Insurance Services, Inc.
(d)	Third-tier subsidiary of the registrant. Wholly-owned by Broad Street Holdings, Inc.
(e)	Third-tier subsidiary of the registrant. Wholly-owned by First Reinsurance Holdings, Inc.

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